Exhibit 4.1(a)




  CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                            (Pursuant to Section 242)


It is hereby certified that:

1. The name of the corporation (hereinafter called the "Corporation") is WORLD WRESTLING FEDERATION ENTERTAINMENT, INC.

2. Article 1 of the Amended and Restated Certificate of Incorporation of World Wrestling Federation Entertainment, Inc. is hereby amended in its entirety to read as follows:

         "The name of the Corporation is World Wrestling Entertainment, Inc."




Signed on June 13, 2002



                                             /s/ AUGUST J. LIGUORI
                                             -----------------------------------
                                             August J. Liguori
                                             Executive Vice President & CFO